U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2006

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14785 Preston Road, Suite 550, Dallas, Texas 75254
(Address of Principal Executive Offices)

(972) 789-5136
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 30, 2006, Energytec entered into a Purchase and Sale Agreement with Big Horn Oil LLC for the Wyoming Thermal Recovery Project. On November 9, 2006, Energytec received a request for an extension of time to close the sale transaction. The closing had been set for November 15, 2006 and Big Horn Oil LLC requested an extension to December 29, 2006. The Company has agreed to the extension.

The agreement provides for the purchase price for the property to be placed in escrow and the proceeds to be distributed directly to the third party interest owners on the basis of their respective interest and to Energytec. In other words, Energytec will not receive any funds due to any third party who holds an interest. Those parties will be paid directly out of the escrow account.

A small group of third party interest owners has engaged over the past week in a series of activities that interfere with the contractual relationship established by Energytec with Big Horn Oil LLC. Such activities could threaten the successful completion of the transaction. Energytec is advised that the proposed purchaser of the Wyoming Project has received communications from certain third party interest owners threatening to disrupt the closing or take other unfavorable action, all of which has adversely affected Energytec’s relationship with the purchaser and the process of moving toward a successful closing.

As a result, the parties have agreed to postpone the closing to address these issues and other concerns. It should be noted that this delay makes it impossible for Energytec to make any determination with respect to any of the put options that holders may exercise on November 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: November 9, 2006	By:	/s/ Don Lambert
Don Lambert, Chief Executive Officer